COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the "Agreement") is dated as of March 11, 200 by and among OTR Media, Inc., a corporation organized under the laws of the State of Nevada (the "Company") and Limelight Media Group, Inc. (the "Purchaser").

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase ten million two hundred thousand (10,200,000) shares of the Company's common stock (the "Common Stock"); and

WHEREAS, such purchase and sale will be made in reliance upon the provisions of Section 4(2) and Rule 506 of Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock to be made hereunder.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of Stock

Section 1.1  Purchase and Sale of Common Shares. Upon the following terms and subject to the conditions contained herein, the Company shall, on the date hereof, issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, an aggregate of ten million two hundred thousand shares of Common Stock (the "Common Shares"). As consideration, the Purchaser shall assume financial and operational responsibility of the Company and perform certain terms and conditions as detailed in an agreement between the Purchaser and the Company dated March 11, 2005.

Section 1.2  Closing. The closing of the purchase and sale of the Common Shares (the "Closing") to be acquired by the Purchaser from the Company shall take place at the offices of Seller on the date hereof (the "Closing Date").

ARTICLE II

Representations and Warranties

Section 2.1  Representations and Warranties of the Company. In order to induce the Purchaser to enter into this Agreement and to purchase the Common Shares, the Company hereby makes the following representations and warranties to the Purchaser:

(a)  Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder.

(b)  Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Common Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)  Issuance of Shares. The Common Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Common Shares shall be validly issued and outstanding, fully paid and nonassessable.

(d)  No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Certificate of Incorporation ("Articles") or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which any of its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature whatsoever on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound, or (iv) result in a violation of any rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole.

(f)  Certain Fees. The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' or structuring fees, financial advisory fees or other similar fees in connection with this Agreement.

Section 2.2  Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company:

(a)  Organization and Standing of the Purchaser. The Purchaser is a corporation purchasing these shares to expand its business operations.

(b)  Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Common Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Purchaser or its Board of Directors, stockholders, members, managers or partners, as the case may be, is required. This Agreement has been duly executed and delivered by the Purchaser on the Closing Date. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, or similar laws relating to, or affecting generally the enforcement of, creditors' rights or remedies or by other equitable principles of general application.

(c)  No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated herein do not and will not (i) result in a violation of the Purchaser’s charter documents, bylaws, partnership agreement, operating agreement or other organizational documents, or (ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party of by which the Purchaser is bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Purchaser).

(d)  Acquisition for Investment. The Purchaser is purchasing the Common Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Purchaser does not have a present intention to sell the Common Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Common Shares to or through any person or entity; provided, however, that (a) by making the representations herein and subject to Section 2.2(f) below, the Purchaser does not agree to hold the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with federal securities laws applicable to such disposition. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Common Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.

(e)  Accredited Purchasers. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and is a resident of Tennessee. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company.

(f)  No Public Market. The Purchaser understands that the Common Shares are shares in a private company and is not traded in a publicly traded exchange. Therefore, the shares may be held indefinitely until as such time that a public market may be made available for the shares.

(g)  No Broker-Dealer Affiliation. The Purchasers is not a broker-dealer registered with the Commission or an affiliate (as such term is defined in Rule 144(a) promulgated under the Securities Act) of a broker-dealer registered with the Commission.

(h)  General. The Purchaser understands that the Common Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Common Shares. The Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares.

(i)  No General Solicitation. The Purchaser acknowledges that the Common Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(j)  No Commissions or Similar Fees. In connection with the purchase of the Common Shares by the Purchaser, the Purchaser has not and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of such securities, except to such persons or entities as are duly licensed and/or registered to engage in securities offering and selling activities (or are exempt from such licensing and/or registration requirements) under applicable federal laws and the laws of the state(s) in which such activities have taken place in connection with the transaction contemplated by this Agreement.

ARTICLE III

Registration Rights

Section 3.1  Registration Rights. There are no piggy back registration rights to this purchase agreement.

ARTICLE IV

Stock Certificate Legend

Section 4.1  Legend. Each certificate representing the Common Shares, as applicable and appropriate, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required by applicable federal, provincial or state securities or "blue sky" laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR OTR MEDIA, INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION IN FORM, SCOPE AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, OF COUNSEL, WHO IS REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

ARTICLE V

Termination

This Agreement may be not be terminated with the exception of provisions in Paragraph 2 “Transition Period” in Attached Agreement (“Exhibit “A”).

ARTICLE VI

Miscellaneous

Section 6.1  Fees and Expenses. The Company shall not pay the fees and expenses of Purchaser for its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

Section 6.2  Consent to Jurisdiction. Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the District of West Tennessee and the courts of the State of Tennessee located in Shelby county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 6.3  Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended, except by a written instrument signed by the Company and the Purchaser.

Section 6.4  Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Purchaser:

Limelight Media Group, Inc
8000 Centerview Parkway, Suite 115
Cordova, TN 38018
Telephone:	901-757-0195
Facsimile:	901-757-1497

If to the Company:

OTR Media, Inc.
2800 Griffin Drive
Bowling Green, KY 42101
Telephone : 800-330-2535
Fax: 800-346-1696

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 6.5  Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 6.6  Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.7  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. No rights or obligations hereunder may be assigned by either party hereto, except that the rights and obligations of the Company may be assigned.

Section 6.8  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 6.9  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 6.10  Survival. The representations, warranties, agreements and covenants set forth in this Agreement shall survive the execution and delivery hereof and the Closing hereunder indefinitely.

Section 6.11  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Facsimile execution shall be deemed originals.

Section 6.12  Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 6.13  Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

OTR Media, Inc.

By:	/s/ Ric Underwood
Name: Ric Underwood
Title: President

Limelight Media Group, Inc.

By:	/s/ David V. Lott
Name: David V. Lott
Title: President/ CEO

Exhibit “A”

STRICTLY PRIVATE AND CONFIDENTIAL

The Shareholders and Directors

Ric Underwood, President

OTR Media, Inc.

2800 Griffin Drive

Bowling Green, KY 42101

Gentlemen,

The LIMELIGHT GROUP, trading under the symbol OTCBB:LMMG, directly (“LIMELIGHT GROUP”) hereby extends this final agreement to acquire the majority interest in the business of OTR Media, Inc. and all of its subsidiaries (“OTR”).on the terms and subject to the conditions hereinafter set forth (the “Acquisition”). With the execution of this agreement the acquisition will deemed to be completed and the respective companies will set in motion the transfer of the business assets and operations to LIMELIGHT GROUP as provided herein.

Acquisition of Business
The LIMELIGHT GROUP agrees to acquire a majority interest of OTR as the initial phase of its business strategy to acquire and partner with other similar businesses and to grow to significant size within the next couple of years. The business will focus on the digital delivery of video content with a focus on content and network management in multiple industries, and add vertical markets in other out-of-home media markets. However, the acquisition of OTR is following a corporate philosophy to diversify within the media industry. The company’s strategy will be executed within the public company of Limelight and will use the public company stock as part of its currency for growth. LIMELIGHT GROUP has been created specifically to achieve the objectives of building the group to a sufficient size which is capable of becoming a NASDAQ SC or AMEX company within as few months as possible. The plan is intended to provide attractive liquidity and growth prospects for shareholders, management, and employees, and to do so fairly and consistently so that all participants in the plan realize these benefits in a consistent manner.

A.	DealStructure
Item 1.  OTR represents that it is a corporation duly formed in the State of Nevada, with an authorization limit of 10 million shares of common stock and 1 million shares of Preferred Stock (which may be converted into commons stock at the ratio of 1:1 according to the terms of an OTR Private Placement Memorandum dated Feb 12, 2003).

Item 2.  OTR represents that it has issued as of the date of this agreement 8,089,870 shares of common stock, 747,363 shares of Preferred Stock and 528,500 options to purchase common stock.

Item 3.  OTR represents that All American Investors Group, a\k\a Ric Underwood, owns 3,000,000 shares of the OTR common stock and P and C United, LLC owns 3,000,000 shares.

Item 4.  OTR represents that it owes approximately $143,032.96 in various notes bearing interest, payables and secured debts.

Item 5.  OTR represents that it has a minimum of three carrier lines under contract for display of truck side advertising and that a number of carriers are available for contract.

Item 6.  OTR represents it has developed a program called “Rigs for Kids” and this owns the exclusive rights to the trademark and program.

Item 7.  OTR represents that it has developed a proprietary GPS tracking system with supporting software that is owned exclusively by OTR and that intellectual property rights have been established for this product and software. A division entitled “OberonGPS” has been created to market the products.

Item 8.  OTR owns the trademarks and domain names for OTR Media, OberonGPS and Rigs for Kids.

B.	Terms

LIMELIGHT GROUP shall acquire a majority interest in OTR Media under the following terms:

1.
OTR Media shall make application to the State of Nevada to increase the common share authorization to 20 million shares of common stock at $.001 par value. At the execution of this agreement this has been completed.

2.
After the execution of this agreement, All American Investors shall return 2.5 million shares to the treasury of OTR Media. P and C United, LLC shall return 2.5 million shares to the treasury of OTR Media.

3.	With the execution of this agreement, the Board of Directors of OTR has accepted the appointment of David V. Lott as Director and President of OTR Media and all of its subsidiaries.
4.	With the execution of this agreement, the Board of Directors has approved the issuance of ten million two hundred thousand shares of common stock par value $.001 (10,200,000) to LIMELIGHT GROUP.
5.	With the execution of this agreement the Board of Directors has accepted the resignation of Ric Underwood as the sole Director and Officer of OTR
6.	Upon receipt of the stock ledger and shareholder list, David V. Lott will redistribute shares above to existing shareholders as follows:
a.	Each common shareholder shall receive 1.5 shares of common stock of OTR Media (par value $.001) in exchange for each 1.0 shares of common stock (no par value) in OTR Media.
b.	Each preferred shareholder shall receive 4.5 shares of common stock of OTR Media (par value $.001) in exchange for each 1.0 shares of preferred stock ($3.00 par value) of OTR Media.
c.
After this redistribution common shareholders with a cost basis of $1.00 shall have a new cost basis of $0.66 per share and preferred shareholders with an original cost basis of $3.00 shall have a new cost basis of $0.66.

7.
Option holders in OTR Media own the rights to purchase up to 558,500 shares of common stock in OTR Media. Each option holder shall be given a one-time offer to exercise their options prior to April 1, 2005. If the option holder exercises their option rights prior to April 1, 2005 and OTR Media has received full payment in good funds for the shares prior to April 1, 2005, then the option holder will be allowed the conversion rights to the common stock holders as defined in 6(a) above. Therefore, any option shares purchased prior to April 1, 2005 will receive 1.5 shares of common stock at par value $.001 in exchange for the option share which is a common stock no par value. Options exercised after April 1, 2005 will entitle the option holder to only the shares purchased in OTR Media on a 1:1 conversion ratio.

8.
OTR shall assign to LIMELIGHT GROUP, Inc. the shareholder list, all contracts, all trademarks, all tangible and intangible assets, all title and rights and all other items that OTR Media has developed, originated, contracted or established that would be construed as the business of OTR Media no later than April 1, 2005.

9.
OTR shall cause the removal of Ric Underwood from all bank accounts, notes, credit cards and contracts. The outstanding American Express Credit Card with an outstanding balance of $234.50 shall be paid in full at the execution of this agreement and the account closed. The outstanding Wells Fargo Credit Card with an outstanding balance of $427.68 shall be paid in full at the execution of this contract and the account closed. Neither Limelight Media Group, Inc, Ric Underwood nor OTR Media shall have any further responsibility toward payment on the above mentioned credit cards after paying these sums in full. US Bank, not bearing Ric Underwood’s guaranty, shall remain in force. The single Ford Credit note, bearing Ric Underwood’s guaranty as co-signer, shall be kept in force by OTR Media until the truck bearing the note is sold.

10.
OTR Media shall contact the three separate noteholders with the company which are Mr. Bailey, Mr. Lockwood and Mr. Voelker and arrange the replacement of Mr. Ric Underwood as the guarantor of the notes. Limelight Media Group, Inc as the parent company to OTR Media shall assume the guarantor position on these three notes. This shall be accomplished prior to April 1, 2005. This provision is subject to the approval of the noteholders.

11.
OTR Media, Inc. and Limelight Media Group, Inc shall provide an indemnity to Ric Underwood from any liability under the accounts listed above that have been fully disclosed prior to this closing with the exception of any pending lawsuit that addresses Ric Underwood or other parties directly. This exception specifically applies to any shareholder action due to initial fund raising.

12.	OTR shall transfer the financials and accounting books and support documentation to Limelight Media to cause an audit of the financial books of OTR.
13.
Upon completion of the audit, Ric Underwood, President of Allied Energy Group, shall convert an outstanding indebtedness as confirmed by the audit owed to Allied Energy Group as represented by a promissory note for monies advanced to OTR at the rate of one share of common stock per $1.00 of indebtedness or other consideration as may mutually be agreed up between the parties. Allied Energy Group will be entitled to the share distribution to current shareholders as defined in Par 6 above. The conversion notice shall be completed no later than 90 days after the audit is completed.

14.	OTR shall transfer physical possession of all intellectual and tangible property to the possession of LIMELIGHT GROUP.
15.	OTR Media shall hire Stewart Layton as President of OTR to begin service no later than April 1, 2005.
16.	LIMELIGHT GROUP assumes full responsibility for the necessary financing of OTR operations and business development including all existing debt.
17.
At LIMELIGHT GROUP’s sole discretion, LIMELIGHT GROUP shall extend an offer to the private shareholders of OTR to convert their private shares into LIMELIGHT GROUP stock at a ratio to be determined at the time of the conversion notice so as to maintain the cost basis of original investment of each private shareholder of OTR. This provision is contingent upon compliance with all SEC, Federal, State and Local Securities Laws regarding the conversion of OTR shares to LIMELIGHT GROUP shares.

18.
LIMELIGHT GROUP, at its sole discretion, shall retain the right to separate the OberonGPS into a separate subsidiary which will be owned in the same proportion as OTR. In this case, each shareholder of OTR as of April 15, 2005 shall receive a like amount of shares in OberonGPS, with the exception of shares issued to Allied Energy Group pursuant to Paragraph 13 above which shall be entitled to these shares upon completion of the audit.

C.	Non-Compete Agreements.

With the execution of the Agreement, the Shareholders holding 5.1% or more of equity in OTR (common or preferred stock) shall have deemed to have executed a non-compete agreements, providing, among others things, that the Shareholders may not, without the prior written consent of OTR or LIMELIGHT GROUP, signed by the relevant CEO, directly or indirectly

1. engage in, become associated with, or be employed in a competitive business anywhere in the USA for a period of three years following the Closing Date, except for any employment with OTR or LIMELIGHT GROUP; or

2. Otherwise interfere with OTR or LIMELIGHT GROUP’s (or their affiliates’) business.

D.	Management Conduct.

By executing and delivering this agreement as provided above, Management and Shareholders owning 5.1% or more of equity in OTR agree as follows to the following conduct provision.

1. Not to supply any non-public information concerning OTR’s business, properties or assets to anyone who may be contemplating being involved in the business of OTR or LIMELIGHT GROUP, or disclose to anyone (other than representatives and legal or accounting advisers on a “need-to-know” basis) the existence or terms of this letter. .

2. Will cause OTR to conduct its business only in the ordinary course, and will not enter into, or cause or permit OTR to enter into any compensation arrangements with any key employees, directors or officers of OTR except in the ordinary course of business, or unless approved in writing by LIMELIGHT GROUP.

3. Will not, and will not cause or permit OTR to, take any action that could reasonably be expected to adversely affect the Business or financial condition or prospects of OTR.

2.	Transition Period

OTR and LIMELIGHT GROUP agree to a transition period that begins with the execution of this agreement and concludes no later than April 15, 2005. Any delay by either party to complete the transition of management and operational control may be damaging to the business of OTR Media and neither party shall interfere with the transition. If after the transition period, Ric Underwood determines that any of the above representations of LIMELIGHT GROUP are not completed then Ric Underwood shall provide LIMELIGHT GROUP a written notice of default. Upon the written notice of default, Ric Underwood shall be vested the voting rights over OTR Media stock owned LIMELIGHT GROUP. This voting right does not permit Ric Underwood to alter the re-capitalization of OTR or alter the ownership interests of LIMELIGHT GROUP. If the default is not corrected with 14 days of receipt of the notice of default then LIMELIGHT GROUP agrees to return all shares to Ric Underwood and rescind this agreement with no liability by either party toward the other party. Upon cure of the default and written notice to OTR of the cure, the voting interest of the LIMELIGHT GROUP shares shall return to LIMELIGHT GROUP.

3.	Full Access

Ric Underwood will cause OTR to furnish, and LIMELIGHT GROUP and its representatives shall have full and unrestricted access upon reasonable notice to, all assets, properties, operations, books, records, contracts and documents (including financial, tax basis, budget, projections, auditors’ work papers, and other information as LIMELIGHT GROUP may request) pertaining to OTR, and to OTR’s personnel, customers, suppliers and independent auditors, and LIMELIGHT GROUP shall be entitled to obtain full possession of all such materials. This shall be all accomplished prior to May 15, 2005.

4.	Transaction Expenses

Each party shall bear its expenses and costs relating to the execution of this letter and the consummation of the transactions contemplated by this letter, including the fees of any legal advisors retained by it.

5.	Brokerage.

Each party shall represent and warrant to the other party that there are no obligations or liabilities for brokerage or finders fees or agents’ commissions or like payment in connection with the transactions contemplated by this letter. If these fees or obligation arise they are strictly the responsibility of the contracting party.

6.	Counterparts.

This letter may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all of which counterparts, taken together, shall constitute one and the same agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party hereto agrees to be bound by his or its own telecopied signature and that he or it accepts the telecopied signature of the other hereto.

7.	No Strict Construction.

The language used in this letter shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

8.	Preparation of Documents.

OTR and LIMELIGHT GROUP hereto agree to use their good faith best efforts to expeditiously prepare on or before April 15, 2005 all documentation necessary to consummate the transfer of management and operations of OTR and other related transactions contemplated by this letter, containing customary indemnities, representations and warranties as soon as is reasonably practicable.

9.	Public Announcements.

Except as required by law or by regulation of the US Securities and Exchange Commission, neither party will disclose the existence of terms of the transactions contemplated hereby without the prior written consent of the other party.

10	Binding Effect.

This agreement shall be binding upon, and shall ensure for the benefit of, the parties hereto, and their respective successors and assigns according to the terms of this agreement.

11.	Entire Agreement.

This letter agreement, combined with the confidentiality agreement signed, constitutes the entire agreement among the parties hereto as to the subject matter hereto, and supersedes all prior negotiations, understanding and agreements related to the subject matter hereof.

If you are in agreement with the terms of this letter, please sign in the space provided below and return a signed copy to the undersigned prior to the close of business on

Mar 10, 2005 via fax and original copy by overnight delivery.

Very truly yours

/s/ David V. Lott

David V. Lott
President, CEO
Limelight Media Group, Inc
8000 Centerview Parkway, Suite 115
Cordova, TN 38018
901-757-0195
fax 901-757-1497

(signature page to follow)

Accepted and agreed to

This March _11__, 2005

For LIMELIGHT GROUP

By:	/s/ David V. Lott
David V. Lott
Title: President

For OTR Media, Inc.

By:	/s/ Ric Underwood
Ric Underwood
Title: Chairman